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                                                                       EXHIBIT 5




                                 August 1, 1995



First Liberty Financial Corp.
201 Second Street
Macon, GA 31297

                 RE:  First Liberty Financial Corp.
                      Registration Statement on Form S-4
                      (No. 33-60207)

Ladies and Gentlemen:

         We have acted as counsel to First Liberty Financial Corp., a Georgia corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended, up to 153,920 shares of the Company's Series B 6.0% Cumulative Convertible Preferred Stock, stated value $25 per share (the "Series B Preferred Shares"), and up to 183,165 shares of the Company's Common Stock, $1.00 per share (the "Common Shares"), into which the Series B Preferred Shares are convertible.
The Company proposes to issue the Series B Preferred Shares in connection with the proposed merger between the Company and Tifton Banks, Inc. pursuant to the terms of an Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement"), by and among the Company, First Liberty Bank, Tifton Banks, Inc. and Tifton Bank & Trust Company.

         The opinions hereinafter set forth are given pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. Such opinions are given for the benefit of the Commission, and may be relied upon by the Commission only in connection with the Registration Statement and may not otherwise be relied upon, used, circulated, quoted or referred to by or filed with any other person or entity without our prior written consent.

         In rendering the opinions hereinafter set forth, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the opinions hereinafter set forth. As to various factual matters that are material to our opinions, we have relied upon a certificate of officers of the Company and certificates of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the

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First Liberty Financial Corp.
August 1, 1995
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original documents of all documents submitted to us as copies and the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company. Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state.

         Based upon and subject to the foregoing, and assuming due and proper filing of the Articles of Amendment of the Company's Articles of Incorporation (Exhibit No. 3.1(f) to the Registration Statement) with the Secretary of State of Georgia, we are of the opinion that:

         1. The Series B Preferred Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         2. The Common Shares into which the Series B Preferred Shares will be convertible will be, upon issuance and delivery thereof upon conversion of the Series B Preferred Shares in accordance with the terms of the Series B Preferred Shares, validly issued, fully paid and nonassessable.

         Our conclusions are limited to the matters expressly set forth as our "opinions" in numbered paragraphs (1) and (2) above, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinions are given as of the date hereof, and we expressly decline any undertaking to revise or update such opinions subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof which would cause us to modify, in whole or in part, such opinions.

         We hereby consent to the filing of this opinion letter as an exhibit to the aforesaid Registration Statement, and we hereby consent to the reference to our firm under the heading "Legal Matters" set forth in the Proxy Statement/Prospectus forming a part of said Registration Statement.

                                           Very truly yours,



                                           /s/ Long, Aldridge & Norman
                                           LONG, ALDRIDGE & NORMAN